Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	Marcia Kendrick
713-881-8900

SEITEL ANNOUNCES FOURTH QUARTER AND YEAR END 2010 RESULTS

Cash resales total $137.6 million for the year

HOUSTON, March 10, 2011 – Seitel, Inc., a leading provider of seismic data to the oil and gas industry, today reported results for the fourth quarter ended December 31, 2010.

Fourth Quarter and Full Year Highlights –

($ in millions)	Fourth Quarter			Full Year
	2010	2009	% Increase	2010	2009	% Increase
Cash Resales	$40.8	$19.7	107%	$137.6	$49.3	179%
Total Revenue	64.1	38.7	66%	175.6	115.3	52%
Cash EBITDA	38.1	15.8	141%	117.3	32.9	257%

Cash resales for the 2010 fourth quarter were $40.8 million, more than twice the 2009 fourth quarter level of $19.7 million. Cash resales from 3D data located in unconventional resource plays increased 65% from the fourth quarter of 2009 to the fourth quarter of 2010 while cash resales related to conventional 3D data increased 240% for the same period. For the year ended December 31, 2010, cash resales were $137.6 million, an increase of 179% compared to the same period in 2009, primarily driven by an increase in activity in the resource plays. Cash resales from 3D data located in unconventional plays increased 261% from 2009 to 2010 while cash resales related to conventional 3D data increased 114% between the years.

Total revenue for the fourth quarter was $64.1 million compared to $38.7 million during the fourth quarter of 2009. Total resale revenue increased $12.1 million, or 37%, and acquisition revenue increased $13.4 million, more than four times the 2009 fourth quarter level. Acquisition revenue was $17.8 million in the fourth quarter of 2010 compared to $4.4 million in the 2009 fourth quarter, reflecting increased activity in the Eagle Ford area in south Texas, the Haynesville area in east Texas and Montney area in British Columbia, Canada. In addition, we began an acquisition program in the Niobrara area in the fourth quarter of 2010.

Total revenue for the year ended December 31, 2010 was $175.6 million compared to $115.3 million for the same period in 2009. The 52% increase in revenue was primarily due to an increase in resale revenue of $57.9 million and a $3.1 million increase in acquisition revenue. Solutions revenue was $3.8 million for 2010, a decrease of $0.7 million from 2009.

For the fourth quarter of 2010, the net loss was $2.7 million compared to the 2009 fourth quarter net loss of $18.3 million. For the year ended December 31, 2010, the net loss was $63.4 million compared to the 2009 net loss of $96.8 million. The higher level of revenue was the primary driver of the improvement in both periods.

Cash EBITDA, generally defined as cash resales and solutions revenue less cash operating expenses (excluding various non-recurring items), was $38.1 million for the fourth quarter of 2010 compared to $15.8 million in the fourth quarter of 2009. This increase was driven by a $21.0 million improvement in cash revenue partially offset by a $2.9 million increase in cash operating expenses. Cash EBITDA was $117.3 million for the year ended December 31, 2010 compared to $32.9 million for the same period last year.

“Our cash resales rebounded in 2010 achieving a record level of $137.6 million. E&P companies focused their capital spending in unconventional resource plays. New data being shot as well as our existing data in these areas was the driver to our success,” commented Rob Monson, president and chief executive officer. “We also saw increased activity in our conventional data library but not to the levels experienced in 2008 and prior.

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“With these improved activity levels, we began signing on new acquisition programs in the second half of 2010, focusing more on liquids-rich natural gas and oil-rich plays. We continue to grow our data library in areas where we currently have a strong foothold as well as expanding into other resource plays. We began a 400 square mile acquisition program in the Niobrara area in late 2010 and a 160 square mile program in the Marcellus play in early 2011,” stated Monson.

Selling, general and administrative (“SG&A”) expenses were $8.4 million for the fourth quarter of 2010 compared to $5.0 million last year. Cash SG&A expenses increased $2.9 million between the quarters mainly due to an increase in incentive compensation resulting from improved results in 2010. SG&A expenses were $31.8 million for the year ended December 31, 2010 compared to $25.1 million for the same period in 2009. Cash SG&A expenses increased $6.6 million between years primarily due to increased incentive compensation and an increase in allowance for doubtful accounts.

Our cash balances on December 31, 2010 were $90.0 million, an increase of $44.3 million during the quarter. Cash EBITDA of $38.1 million was offset by net cash capital expenditures for the quarter of $12.4 million and working capital generated an additional $18.5 million. For the year, we had $63.7 million in cash generation.

Gross capital expenditures for the year ended December 31, 2010 were $72.3 million, of which $59.4 million related to new data acquisition. Our underwriting revenue for the year ended December 31, 2010 was 68% of the gross investment. Our net cash capital expenditures totaled $23.9 million for the year.

We plan to increase activity for new data acquisition in 2011 and currently are forecasting our net cash capital expenditures for 2011 to be approximately $70 million. Our current backlog of net cash capex related to acquisition programs is $40.4 million. We currently have new acquisition shoots ongoing in Haynesville, Eagle Ford, Niobrara and Marcellus areas in the U.S. and in Horn River and Montney in Canada.

CONFERENCE CALL

Seitel will hold its quarterly conference call to discuss fourth quarter and year end results for 2010 on Friday, March 11, 2011 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). The dial-in number for the call is 866-510-0676, passcode Seitel. A replay of the call will be available until March 18, 2011 by dialing 888-286-8010, passcode 52567594, and will be available following the conference call at the Investor Relations section of the company’s website at http://www.seitel.com.

ABOUT SEITEL

Seitel is a leading provider of onshore seismic data to the oil and gas industry in North America. Seitel’s data products and services are critical for the exploration for, and development and management of, oil and gas reserves by oil and gas companies. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it licenses to a wide range of oil and gas companies. Seitel believes that its library of onshore seismic data is the largest available for licensing in North America. Seitel’s seismic data library includes both onshore and offshore 3D and 2D data. Seitel has ownership in approximately 43,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic data concentrated in the major active North American oil and gas producing regions. Seitel serves a market which includes over 1,600 companies in the oil and gas industry.

The press release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” or “anticipates” or similar expressions that concern the strategy, plans or intentions of the Company. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, actual results may differ materially from management expectations reflected in our forward-looking statements. These risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from the Company without charge. Management undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

The press release also includes certain non-GAAP financial measures as defined under the SEC rules. Non-GAAP financial measures include cash resales, for which the most comparable GAAP measure is total revenue; cash EBITDA, for which the most comparable GAAP measure is loss from operations; net cash capital expenditures, for which the most comparable GAAP measure is total capital expenditures; and cash operating expenses for which the most comparable GAAP measure is total operating expenses.

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SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31,
	2010	2009
	(unaudited)
ASSETS

Cash and equivalents	$89,971	$26,270
Receivables:
Trade, net	34,404	29,498
Notes and other	84	286
Due from Seitel Holdings, Inc.	156	147
Net seismic data library	106,104	200,389
Net property and equipment	5,446	7,003
Investment in marketable securities	3,102	3,173
Prepaid expenses, deferred charges and other	10,249	13,426
Intangible assets, net	33,117	38,440
Goodwill	208,050	203,060
Deferred income taxes	326	327

TOTAL ASSETS	$491,009	$522,019

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Accounts payable	$21,013	$10,016
Accrued liabilities	25,588	25,974
Employee compensation payable	6,569	1,087
Income taxes payable	8	9
Debt:
Senior Notes	402,056	402,154
Notes payable	154	208
Obligations under capital leases	3,394	3,370
Deferred revenue	37,121	26,722
Deferred income taxes	2,128	6,118

TOTAL LIABILITIES	498,031	475,658

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER’S EQUITY (DEFICIT)

Common stock, par value $.001 per share; 100 shares authorized, issued and outstanding at December 31, 2010 and 2009	—	—
Additional paid-in capital	277,488	274,331
Retained deficit	(311,401)	(247,984)
Accumulated other comprehensive income	26,891	20,014

TOTAL STOCKHOLDER’S EQUITY (DEFICIT)	(7,022)	46,361

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)	$491,009	$522,019

SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands)

	Quarter Ended December 31,
	2010	2009

REVENUE	$64,078	$38,673

EXPENSES:
Depreciation and amortization	53,804	41,517
Cost of sales	24	52
Selling, general and administrative	8,417	5,031

	62,245	46,600

INCOME (LOSS) FROM OPERATIONS	1,833	(7,927)

Interest expense, net	(10,016)	(10,165)
Foreign currency exchange gains	321	135
Gain on sale of marketable securities	4,136	—
Other income	257	77

Loss before income taxes	(3,469)	(17,880)
Provision (benefit) for income taxes	(797)	417

NET LOSS	$(2,672)	$(18,297)

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SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Year Ended December 31,
	2010	2009
	(unaudited)

REVENUE	$175,556	$115,345

EXPENSES:
Depreciation and amortization	175,592	150,199
Cost of sales	97	290
Selling, general and administrative	31,831	25,090

	207,520	175,579

LOSS FROM OPERATIONS	(31,964)	(60,234)

Interest expense, net	(40,536)	(40,696)
Foreign currency exchange gains	441	1,008
Gain on sale of marketable securities	4,188	—
Other income	446	151

Loss before income taxes	(67,425)	(99,771)
Benefit for income taxes	(4,008)	(2,974)

NET LOSS	$(63,417)	$(96,797)

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Cash resales represent new contracts for data licenses from our library, including data currently in progress, payable in cash. We believe this measure is helpful in gauging new business activity. We expect cash resales to generally follow a consistent trend over several quarters, while considering our normal seasonality. Volatility in this trend over several consecutive quarters could indicate changing market conditions. The following table summarizes the components of Seitel’s revenue and shows how cash resales (a non-GAAP financial measure) are a component of total revenue, the most directly comparable GAAP financial measure (in thousands):

	Quarter Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Acquisition revenue:
Cash underwriting	$16,270	$4,413	$37,823	$34,565
Underwriting from non- monetary exchanges	1,556	—	2,677	2,838

Total acquisition revenue	17,826	4,413	40,500	37,403

Resale Licensing revenue:
Cash resales	40,763	19,715	137,605	49,268
Non-monetary exchanges	628	754	4,678	1,764
Revenue recognition adjustments	3,762	12,607	(11,005)	22,386

Total resale licensing revenue	45,153	33,076	131,278	73,418

Total seismic revenue	62,979	37,489	171,778	110,821

Solutions and other	1,099	1,184	3,778	4,524

Total revenue	$64,078	$38,673	$175,556	$115,345

The following table summarizes the percentage increases between the periods indicated for cash resales and total revenue:

	4Q09 to	2009 to
	4Q10	2010

Unconventional 3D data cash resales	65%	261%
Unconventional 3D data total revenue	65%	63%
Conventional 3D data cash resales	240%	114%
Conventional 3D data total revenue	106%	44%

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Cash EBITDA represents cash generated from licensing data from our seismic library net of recurring cash operating expenses. We believe this measure is helpful in determining the level of cash from operations we have available for debt service and funding of capital expenditures (net of the portion funded or underwritten by our customers). Cash EBITDA includes cash resales plus all other cash revenues other than from data acquisitions and gains on sales of marketable securities obtained as part of licensing our seismic data, less cost of goods sold and cash selling, general and administrative expenses (excluding non-recurring corporate expenses such as severance costs). The following is a quantitative reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, operating income (loss) (in thousands):

	Quarter Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Cash EBITDA	$38,103	$15,809	$117,252	$32,868
Add (subtract) other revenue components not included in cash EBITDA:
Acquisition revenue	17,826	4,413	40,500	37,403
Non-monetary exchanges	628	754	4,678	1,764
Revenue recognition adjustments	3,762	12,607	(11,005)	22,386

Less:
Gain on sale of marketable securities	(4,136)	—	(4,188)	—
Depreciation and amortization	(53,804)	(41,517)	(175,592)	(150,199)
Severance and one-time costs associated with cost reduction measures	(48)	(2)	(176)	(1,170)
Non-cash operating expenses	(498)	9	(3,433)	(3,286)

Operating income (loss)	$1,833	$(7,927)	$(31,964)	$(60,234)

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The following table summarizes the cash and non-cash components of our total operating expenses (cost of sales and selling, general and administrative (“SG&A”) expenses) for the periods indicated (in thousands):

	Quarter Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Cost of Sales	$24	$52	$97	$290
Cash SG&A expenses (1)	7,919	5,040	28,398	21,804

Cash operating expenses	7,943	5,092	28,495	22,094
Non-cash equity compensation expense	428	(76)	3,157	3,034
Non-cash rent expense	70	67	276	252

Total operating expenses	$8,441	$5,083	$31,928	$25,380

(1)	Includes $0.2 million and $1.2 million of severance and one-time costs incurred to implement cost reduction measures for the years ended December 31, 2010 and 2009, respectively.

The following table summarizes our actual capital expenditures for 2010 and 2009 and our 2011 estimated capital expenditures (in thousands):

	Quarter			Estimate for
	Ended	Year Ended December 31,		Year Ended
	Dec. 31, 2010	2010	2009	Dec. 31, 2011

New data acquisition	$28,052	$59,428	$48,931	$157,000
Cash purchases and data processing	326	1,767	2,771	7,000
Non-monetary exchanges	2,655	10,545	2,197	7,000
Property and equipment and other	329	527	400	1,000

Total capital expenditures	31,362	72,267	54,299	172,000
Less:
Non-monetary exchanges	(2,655)	(10,545)	(2,197)	(7,000)
Cash underwriting	(16,270)	(37,823)	(34,565)	(95,000)

Net cash capital expenditures	$12,437	$23,899	$17,537	$70,000

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